Term sheet No. 536J

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement no. 17 dated August 11, 2008,

underlying supplement no. 16 dated July 22, 2008 and

product supplement J dated June 27, 2008

Registration Statement No. 333-137902 Dated October 21, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due November 22*, 2010

General

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Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due November 22*, 2010 (the “Securities“) are designed for investors who seek a capped return at maturity linked to the performance of a weighted basket of three equity indices and a commodity index. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 85% of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due November 22*, 2010.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The Securities are expected to price on or about November 17*, 2008 and are expected to settle three business days later on November 20*, 2008 (the “Settlement Date“).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:

The Securities are linked to a basket consisting of the S&P 500® Index, the MSCI EAFE® Index, the Russell 2000® Index and the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (the “DBLCI MR Plus™”) (each a “Basket Index“ and, collectively, the “Basket Indices“).

Basket Index	Index Weighting	Initial Index Level††
S&P 500® Index	50.0%
MSCI EAFE® Index	25.0%
Russell 2000® Index	15.0%
DBLCI MR Plus™ Index	10.0%
†† The Initial Index Levels will be set on the Trade Date.

Payment at Maturity:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Basket Return Cap, Maximum Return, and the Buffer Level.

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If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return, subject to a Basket Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

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If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

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If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -15%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -15%, you will lose a portion of your investment. You could lose up to $850 per $1,000 face amount of Securities.

Participation Rate:	150% upside participation.

Basket Return Cap:	16.1% — 18.3% (to be determined on the Trade Date).

Buffer Level:	15%

Maximum Return:	24.15% — 27.45% of the $1,000 face amount (to be determined on the Trade Date).

Basket Return:	Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 × [1 + (S&P 500 Return x 50.0%) + (MSCI EAFE Return x 25.0%) + (Russell 2000 Return x 15.0%) + (DBLCI MR Plus Return x 10.0%)]

The “S&P 500 Return,” the “MSCI EAFE Return,” the “Russell 2000 Return“ and the “DBLCI MR Plus Return“ are each the performance of the respective Basket Index, expressed as a percentage, from the respective Initial Index Level to the respective index closing level on the Final Valuation Date.

Trade Date:	November 17*, 2008

Final Valuation Date:	November 17*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	November 22*, 2010, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 TL 7

ISIN:	US2515A0TL79

*Expected.

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

†

A credit rating is not a recommendation to buy, sell or hold Securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in product supplement J dated June 27, 2008, underlying supplement No. 16 dated July 22, 2008 and underlying supplement No. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement 16 dated July 22, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 150.00%, a Basket Return Cap of 17.20% and a Maximum Return of 25.80% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Change in Basket Level	Basket Return	Payment at Maturity ($)	Return on Security (%)
200.00	100.00%	17.20%	1,258.00	25.80%
175.00	75.00%	17.20%	1,258.00	25.80%
150.00	50.00%	17.20%	1,258.00	25.80%
125.00	25.00%	17.20%	1,258.00	25.80%
117.20	17.20%	17.20%	1,258.00	25.80%
110.00	10.00%	10.00%	1,150.00	15.00%
105.00	5.00%	5.00%	1,075.00	7.50%
102.00	2.00%	2.00%	1,030.00	3.00%
101.00	1.00%	1.00%	1,015.00	1.50%
100.00	0.00%	0.00%	1,000.00	0.00%
99.00	-1.00%	-1.00%	1,000.00	0.00%
98.00	-2.00%	-2.00%	1,000.00	0.00%
90.00	-10.00%	-10.00%	1,000.00	0.00%
85.00	-15.00%	-15.00%	1,000.00	0.00%
80.00	-20.00%	-20.00%	950.00	-5.00%
75.00	-25.00%	-25.00%	900.00	-10.00%
50.00	-50.00%	-50.00%	650.00	-35.00%
25.00	-75.00%	-75.00%	400.00	-60.00%
0.00	-100.00%	-100.00%	150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is equal to 105. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is less than the Basket Return Cap, the investor receives a payment at maturity of $1,075 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 5.00% x 150.00%) = $1,075

Example 2: The Final Basket Level is equal to 150. Because the Final Basket Level is greater than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level is greater than the Basket Return Cap of 17.20%, the investor receives a payment at maturity of $1,258 per $1,000 Security face amount, the maximum payment on the Securities.

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

= $1,000 + ($1,000 x 17.20% x 150.00%) = $1,258

Example 3: The Final Basket Level is equal to 90. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level does not exceed the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Payment at maturity per $1,000 Security face amount = $1,000

Example 4: The Final Basket Level is equal to 50. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $650 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-50.00% + 15.00%)) = $650

Example 5: The Final Basket Level is equal to 0. Because the Final Basket Level is equal to zero and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $150 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-100.00% + 15.00%)) = $150

What is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and assumes Initial Index Levels of 940 for the S&P 500® Index, 1,260 for the MSCI EAFE® Index, 525 for the Russell 2000® Index and 450 for the DBLCI MR Plus™ Index, a Basket Return Cap of 17.20% and a Maximum Return of 25.80%. The actual Basket Return Cap, Maximum Return and Initial Index Levels will be set on the Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on the other Basket Indices may outweigh the positive return and the return on the Securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Scenario 1
Basket Index	S&P 500® Index	MSCI EAFE® Index	Russell 2000® Index	DBLCI MR Plus™ Index
Initial Index Level	940	1,260	525	450
Final Index Level	1,195.68	1,911.91	429.80	603.55
Basket Index Return	27.20%	51.68%	-18.13%	34.00%
Index Weighting	50.00%	25.00%	15.00%	10.00%
Contribution to Basket	13.60%	12.92%	-2.72%	3.40%
Final Basket Level	127.20
% Change in Basket Level	27.20%
Basket Return Cap	17.20%
Payment at Maturity	$1,258.00

		Scenario 2
Basket Index	S&P 500® Index	MSCI EAFE® Index	Russell 2000® Index	DBLCI MR Plus™ Index
Initial Index Level	940	1,260	525	450
Final Index Level	705.00	661.76	612.50	309.66
Basket Index Return	-25.00%	-47.50%	16.67%	-31.25%
Index Weighting	50.00%	25.00%	15.00%	10.00%
Contribution to Basket	-12.50%	-11.88%	2.50%	-3.13%
Final Basket Level	75.00
% Change in Basket Level	-25.00%
Basket Return	-25.00%
Payment at Maturity	$900.00

		Scenario 3
Basket Index	S&P 500® Index	MSCI EAFE® Index	Russell 2000® Index	DBLCI MR Plus™ Index
Initial Index Level	940	1,260	525	450
Final Index Level	799.00	901.25	577.50	365.96
Basket Index Return	-15.00%	-28.50%	10.00%	-18.75%
Index Weighting	50.00%	25.00%	15.00%	10.00%
Contribution to Basket	-7.50%	-7.13%	1.50%	-1.88%
Final Basket Level	85.00
% Change in Basket Level	-15.00%
Basket Return	-15.00%
Payment at Maturity	$1,000

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical Index returns of 27.20%, 51.68%, -18.13%, and 34.00% for the S&P 500® Index, MSCI EAFE® Index, Russell 2000® Index and the DBLCI MR Plus™, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (DBLCI MR Plus Return x DBLCI MR Plus Index Weighting)]

	=	100 x [1 + (27.20% x 50.00%) + (51.68% x 25.00%) + (-18.13% x 15.00%) + (34.00 x 10.00%)]

	=	127.20

Because the Final Basket Level of 127.20 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,258.00 per $1,000 security face amount, which is subject to the Maximum Return on the Securities as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 17.20% x 150%)

	=	$1,258.00

Scenario 2: Scenario 2 assumes hypothetical Index returns of -25.00%, -47.50%, 16.67%, and -31.25% for the S&P 500® Index, MSCI EAFE® Index, Russell 2000® Index and the DBLCI MR Plus™ Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (DBLCI MR Plus Return x DBLCI MR Plus Index Weighting)]

	=	100 x [1 + (25.00% x 50.0%) + (-47.50% x 25.0%) + (16.67% x 15.0%) + (-31.25% x 10.0%)]

	=	75

Because the Final Basket Level of 75 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 15.00%, the investor will receive a payment at maturity of $900.00 per $1,000 security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-25.00% + 15%))

	=	$900.00

In this example, even though the Russell 2000 Return is positive, the negative returns on the other Basket Indices outweigh the positive return on the Russell 2000® Index and the Basket Return is less than -15%. As a result, the return on the Securities is negative.

Scenario 3: Scenario 3 assumes hypothetical Index returns of -15.00%, -28.50%, 10.00%, and -18.75% for the S&P 500® Index, MSCI EAFE® Index, Russell 2000® Index and the DBLCI MR Plus™ Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (DBLCI MR Plus Return x DBLCI MR Plus Index Weighting)]

	=	100 x [1 + (-15.00% x 50.0%) + (-28.50% x 25.0%) + (10.00% x 15.0%) + (-18.75% x 10.0%)]

	=	85.00

Because the Final Basket Level of 85.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The Securities provide the opportunity to access capped equity returns, subject to a Basket Return Cap of between 16.1% and 18.3% (to be determined on the Trade Date), resulting in a Maximum Return of between 24.15% and 27.45% of the $1,000 face amount (to be determined on the Trade Date), or a maximum payment of between $1,241.50 and $1,274.50 for each $1,000 face amount of BUyS. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 15.00%. If such decline is more than the Buffer Level of 15.00%, for every 1.00% decline beyond 15.00%, you will lose an amount equal to 1.00% of the face amount of your Securities. For example, a Basket Return of -25.00% will result in a 10.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the Securities, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index, the MSCI EAFE®, the Russell 2000® Index and the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The MSCI EAFE® Index

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published daily by MSCI, through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is just a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return Index

The return on the Securities is linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (DBLCI MR Plus™), which is based on the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities – crude oil, heating oil, aluminum, gold, wheat and corn. The closing level of the DBLCI MR Plus™ is calculated on an “excess return” basis and is designed to reflect a momentum strategy of investing fully or partially in the Underlying Index according to a formula that measures how the Underlying Index has performed during the previous twelve months.

On October 20, 2008, the DBLCI MR Plus™ was invested (i.e. its Index Weight) 16.667% in the Underlying Index and the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Crude Oil	NYMEX	14.13%
Heating Oil	NYMEX	8.56%
Corn	CBOT	3.74%
Aluminum	LME	59.61%
Gold	COMEX	10.31%
Wheat	CBOT	3.65%

For more information on the DBLCI MR Plus™, including its calculation methodology, see the section entitled “Deutsche Bank Liquid Commodity Index – Mean Reversion™ – DBLCI-MR Plus” in the accompanying underlying supplement no. 16 dated July 22, 2008. Terms relating to the Index and Underlying Index used but not defined in this term sheet are defined in underlying supplement no. 16.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment in excess of $150 per

$1,000 Security face amount. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850 for each $1,000 Security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE BASKET RETURN CAP – As a holder of the Securities, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 16.10% and 18.30% (to be determined on the Trade Date). Therefore, a Maximum Return of between 24.15% and 27.45% of the $1,000 face amount (to be determined on the Trade Date) applies to the Securities. Consequently, if the difference between the Final Basket Level and the Initial Basket Level exceeds the Basket Return Cap, your payment at maturity will be limited to a maximum payment of between $1,241.50 and $1,274.50 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of each Basket Index, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER – Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

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THE BASKET INDICES ARE UNEQUALLY WEIGHTED – The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Indices with lower weightings. If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Indices.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the MSCI EAFE® Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of Securities.

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CURRENCY MARKETS MAY BE HIGHLY VOLATILE – The Securities are subject to currency exchange risk through their exposure to the performance of the MSCI EAFE® Index, which measures the performance of foreign stocks and are denominated in U.S. dollars. For example, if the local currency depreciates relative to the U.S. dollar, the performance of the MSCI EAFE® Index will be adversely affected. Because the MSCI

EAFE® Index may face similar currency exposure, volatility in such markets could adversely affect the returns, which could have a significant, adverse effect on the Final Basket Level.

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the performance of the MSCI EAFE® Index and the value of your Securities in varying ways.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE COMMODITIES UNDERLYING THE DBLCI MR PLUS™ – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the Securities.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the constituents of Underlying Index to the DBLCI MR Plus™ may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your Securities in varying ways, and different factors may cause the values of the Underlying Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE DBLCI MR PLUS™ MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE DBLCI MR PLUS™ FROM DECLINES IN THE UNDERLYING INDEX – The DBLCI MR Plus™ takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the DBLCI MR Plus™ invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the performance of the DBLCI MR Plus™ will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the DBLCI MR Plus™ will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the DBLCI MR Plus™ will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the Securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the DBLCI MR Plus™ will participate at least partially in any decline in the Underlying Index.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities:

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in- home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE PRICES OF THE COMMODITIES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Underlying Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Underlying Index and the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST – Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Underlying Index and the DBLCI MR Plus™ and, therefore, on the return on your Securities. Limited liquidity relating to the Underlying Index Constituents may also result in the Index Sponsor being unable to determine the level of the Underlying Index or the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Underlying Index level or the level of the DBLCI MR Plus™ could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition,

U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the DBLCI MR Plus™ and, therefore, the value of your Securities.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE RETURN ON THE DBLCI MR PLUS™ AND CONSEQUENTLY, THE RETURN ON THE SECURITIES – During the term of the Securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the level of the Underlying Index, and therefore to the level of the DBLCI MR Plus™, during certain periods and could adversely affect the return on the DBLCI MR Plus™ . See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return – Determining the Instrument Amount on a Rebalancing Day” in the accompanying Underlying Supplement no. 16 dated July 22, 2008.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the constituents of the Underlying Index to the DBLCI MR Plus™ increase or decrease to the same degree at the same time. To the extent that correlation among the Underlying Index Constituents changes, the value of the Securities may be adversely affected.

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THE DBLCI MR PLUS™ RETURN COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE UNDERLYING INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX – The DBLCI MR Plus™ return could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Underlying Index, and therefore the performance of the DBLCI MR Plus™, as a whole. Additionally, when the DBLCI MR Plus™ is not fully invested in the Underlying Index, the performance of the DBLCI MR Plus™ will not fully reflect the performance of the Underlying Index. The degree to which the performance of the DBLCI MR Plus™ reflects the Underlying Index is based on how the Underlying Index has performed over the past year, which may not accurately predict how the Underlying Index will perform in the future.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE DBLCI MR PLUS™ – As the futures contracts that underlie the Underlying Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Underlying Index and the DBLCI MR Plus™ and, accordingly, decrease the value of your Securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long- term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Underlying Index and the DBLCI MR Plus™ and, accordingly, decrease the value of your Securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment to you at maturity, could be adversely affected.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE – The yield to the Maturity Date on the Securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking. You will receive a positive return on your investment only if the Final Basket Level exceeds the Initial Basket Level and the return on your investment will be negative if the Final Basket Level is less than the Initial Basket Level by more than the Buffer Level. Even if the Final Basket Level is greater than the Initial Level, the yield to the Maturity Date may not fully compensate investors for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS – An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the Securities. The payment at maturity on the Securities is subject to the creditworthiness of the Issuer.

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LACK OF LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BASKET SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

Deutsche Bank AG, London Branch is the Issuer of the Securities, the calculation agent for the Securities, the sponsor of the DBLCI MR Plus™ and the Underlying Index (the “Index Sponsor”) and the calculation agent for the Index and the Underlying Index. We serve as calculation agent for the Securities, will determine whether there has been a Market Disruption Event or Force Majeure Event (both as defined in the product supplement) with respect to an Exchange Traded Instrument. In the event of any such event, we may use an alternate method to calculate the closing level of the DBLCI MR Plus™, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the DBLCI MR Plus™ and Underlying Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the DBLCI MR Plus™ or the Underlying Index in the event the regular means of determining the DBLCI MR Plus™ or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event relating to the DBLCI MR Plus™ or Underlying Index. The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Underlying Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the Securities, the Underlying Index and the DBLCI MR Plus™, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Securities, the Underlying Index or the DBLCI MR Plus™. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the Securities, Index Sponsor of the DBLCI MR Plus™ and Underlying Index and the calculation agent for the DBLCI MR Plus™ and Underlying Index may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the Securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the Securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Underlying Index and the performance of the DBLCI MR Plus™. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Securities may decline.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Basket Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time to maturity of the Securities;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from January 1, 2003 through October 17, 2008. The closing level of the S&P 500® Index on October 17, 2008 was 940.55. The closing level of the MSCI EAFE® Index on October 17, 2008 was 1,260.49. The closing level of the Russell 2000® Index on October 17, 2008 was 526.43. The closing level of the DBLCI MR Plus™ on October 17, 2008 was 450.41. The closing level of the Basket on October 17, 2008 was 100.00.

The graph for the DBLCI MR Plus™ shows the historical high, low and period end closing levels of the DBLCI MR Plus™ and the Underlying Index for each calendar quarter from January 1, 2003 through the third calendar quarter of 2008 (up to October 17, 2008). Because the DBLCI MR Plus™ was launched in July 2007 and the Underlying Index was launched in February 2003, data for the periods prior to the DBLCI MR Plus™ launch date, for the DBLCI MR Plus™, and the Underlying Index launch date, for the Underlying Index, are hypothetical and have been calculated using the same methodologies used to calculate the Index and Underlying Index on an actual basis. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to July 2007. The Securities are not linked to the Underlying Index, except to the extent that the performance of the DBLCI MR Plus™ is based on the performance of the Underlying Index.

We obtained the various Basket Index closing levels from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.